NEWS RELEASE

Coeur Reports First Quarter 2019 Results
Full-Year Production and Cost Guidance Reaffirmed

Chicago, Illinois - May 1, 2019 - Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today reported first quarter 2019 financial results, including revenue of $154.9 million, adjusted EBITDA1 of $26.1 million and cash flow from operating activities of $(11.8) million. Prior to changes in working capital, cash flow from operating activities totaled $21.5 million. Including a non-cash write down of $15.4 million taken in the quarter, the Company reported GAAP net loss from continuing operations of $24.9 million, or $0.12 per share. On an adjusted basis1, the Company reported a net loss of $23.0 million, or $0.11 per share.
The Company is reaffirming full-year 2019 production guidance of 334,000 - 372,000 ounces of gold, 12.2 - 14.7 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead. In addition, full-year cost guidance is being reaffirmed.

Key Highlights

•
Production on-track to achieve full-year guidance ranges - Full-year financial and operational results expected to benefit from higher second half production driven by the anticipated impact of high-pressure grinding roll (“HPGR”) technology at Rochester, higher recovery rates and production levels at Palmarejo, and improved plant performance and higher grades at Silvertip

•
Strong operating cost performance across the Company’s portfolio - First quarter adjusted costs applicable to sales (“CAS”)[1] at each operation either below or in-line with full-year guidance ranges. Site-level unit costs expected to trend lower due to higher expected second half production levels

•
Installation of HPGR unit at Rochester on-track - Despite unseasonably high snowfall levels, commissioning of the HPGR unit remains on-budget and on-schedule. Commissioning activities now underway and impact on silver recovery rates expected to be seen beginning mid-year

•
Improved results at Silvertip with continued focus on achieving positive cash flow - Although slower than originally expected, results at Silvertip improved quarter-over-quarter. March 2019 represented the strongest month of performance since acquisition with revenues more than doubling in the first quarter. Current areas of focus include (i) sustaining consistent levels of mill availability to allow for recovery rate optimization, (ii) accelerating underground development rates to enhance mining flexibility and access to higher grade ore, and (iii) workforce training and retention initiatives

•
Kensington now shifting focus at Jualin from development activities to production - Mining activities at Jualin transitioned from development to production during the first quarter, with the high-grade deposit contributing approximately 10% of Kensington’s production at an average grade of 0.41 ounces per ton (“oz/t”). Jualin is expected to account for approximately 20% of Kensington’s total production in 2019. Higher mining rates from Jualin are expected to contribute to higher production levels and lower unit costs throughout the remainder of 2019

•
Continued commitment to success-based exploration program - Following last year’s strong reserve and resource increases, 2019 drilling programs commenced by investing a total of $6.6 million in resource expansion and conversion drilling targeting Palmarejo and Kensington as well as the new Sterling and Crown deposits

•
Cash and cash equivalents as of March 31, 2019 of $69.0 million - $135.0 million currently drawn on the Company’s $250.0 million senior secured revolving credit facility, the terms of which were amended subsequent to the end of the first quarter to enhance near-term financial flexibility. Liquidity levels expected to climb during the second half of 2019 due to higher anticipated production levels and lower unit costs

“First quarter operational and financial results were consistent with our expectations,” said Mitchell J. Krebs, President and Chief Executive Officer. “Although Silvertip’s ongoing ramp-up remains a near-term drag on our free cash flow and liquidity levels until it achieves steady-state, our balanced portfolio of operations are advancing several key initiatives that are expected to help us achieve our objective of returning to positive free cash flow in 2019.”

Financial and Operating Highlights (Unaudited)

(Amounts in millions, except per share amounts, gold ounces produced & sold, and per-ounce/pound metrics)	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Gold Sales	$106.8	$96.3	$103.0	$117.2	$110.5
Silver Sales	$40.1	$44.6	$43.0	$52.8	$52.8
Zinc Sales	$5.6	$1.9	$1.7	$—	$—
Lead Sales	$2.4	$1.0	$1.0	$—	$—
Consolidated Revenue	$154.9	$143.8	$148.8	$170.0	$163.3
Costs Applicable to Sales	$131.7	$116.6	$116.9	$108.2	$99.3
General and Administrative Expenses	$9.5	$7.1	$7.7	$7.7	$8.8
Net Income (Loss)	$(24.9)	$0.4	$(53.0)	$2.9	$0.7
Net Income (Loss) Per Share	$(0.12)	$0.00	$(0.29)	$0.02	$0.00
Adjusted Net Income (Loss)[1]	$(23.0)	$16.1	$(19.7)	$1.1	$0.3
Adjusted Net Income (Loss)[1] Per Share	$(0.11)	$0.08	$(0.11)	$0.01	$0.00
Weighted Average Shares Outstanding	202.4	199.5	185.2	187.5	187.6
EBITDA[1]	$14.8	$7.9	$(12.3)	$42.1	$49.4
Adjusted EBITDA[1]	$26.1	$36.2	$24.7	$48.4	$49.2
Cash Flow from Operating Activities	$(11.8)	$0.1	$5.8	$(1.3)	$15.5
Capital Expenditures	$27.4	$17.8	$39.5	$41.2	$42.3
Free Cash Flow[1]	$(39.3)	$(17.7)	$(33.7)	$(42.5)	$(26.8)
Cash, Equivalents & Short-Term Investments	$69.0	$115.1	$104.7	$123.5	$159.6
Total Debt[2]	$456.8	$458.8	$429.2	$419.7	$414.0
Average Realized Price Per Ounce – Gold	$1,251	$1,214	$1,150	$1,241	$1,268
Average Realized Price Per Ounce – Silver	$15.22	$14.59	$14.68	$16.48	$16.70
Average Realized Price Per Pound – Zinc	$1.19	$0.83	$0.93	$—	$—
Average Realized Price Per Pound – Lead	$0.86	$0.80	$0.90	$—	$—
Gold Ounces Produced	78,336	92,546	87,539	94,052	85,383
Silver Ounces Produced	2.5	3.5	2.9	3.2	3.2
Zinc Pounds Produced	3.7	3.1	1.1	—	—
Lead Pounds Produced	3.1	1.7	0.4	—	—
Gold Ounces Sold	85,326	79,291	89,609	94,455	87,153
Silver Ounces Sold	2.6	3.1	2.9	3.2	3.2
Zinc Pounds Sold	4.7	2.6	1.8	—	—
Lead Pounds Sold	2.7	1.4	1.2	—	—

Financial Results
First quarter revenue increased 8% to $154.9 million compared to $143.8 million in the fourth quarter of 2018. The Company sold 85,326 ounces of gold and 2.6 million ounces of silver during the quarter, representing an 8% increase and 14% decrease, respectively, compared to the prior period. Zinc and lead sales totaled 4.7 million and 2.7 million pounds during the first quarter, or 81% and 93% increases, respectively, quarter-over-quarter.
Average realized gold and silver prices for the quarter were $1,251 and $15.22 per ounce, respectively, or 3% and 4% higher quarter-over-quarter. The average realized gold price during the quarter reflects the sale of 8,803 gold ounces at a price of $800 per ounce pursuant to Palmarejo's gold stream agreement. Average realized zinc and lead prices, net of treatment and refining charges, for the quarter were $1.19 and $0.86 per pound, respectively, or 43% and 8% higher compared to the prior quarter.
Gold and silver sales accounted for 69% and 26%, respectively, of first quarter revenue, while zinc and lead sales contributed 4% and 1%, respectively. The Company’s U.S. operations accounted for approximately 59% of first quarter revenue, down from approximately 62% in the prior period primarily due to increased sales from Silvertip, which totaled $10.9 million during the quarter.
Quarterly costs applicable to sales were $131.7 million compared to $116.6 million in the fourth quarter of 2018, reflecting higher operating costs at Palmarejo, Kensington and Silvertip. First quarter general and administrative expenses were $9.5 million compared to $7.1 million in the prior period driven by higher employee-related and legal expenses.
Quarterly exploration expense was $3.7 million, or 10% lower quarter-over-quarter. The Company focused on near-mine targets at Palmarejo and Kensington, while commencing drilling activities at the Sterling and Crown exploration properties in southern Nevada. See page 11 for further details.
During the first quarter, the Company recorded an income tax benefit of $8.7 million, largely attributable to lower taxable earnings during the quarter. Cash income and mining taxes paid during the quarter totaled $9.7 million. In April 2019, the Company paid $9.3 million in cash taxes related to its acquisition of Northern Empire Resources Corp. (“Northern Empire”). The cash outflow will be reflected in the Company’s second quarter financial results and will allow Coeur to utilize its U.S. net operating loss carryforwards against any future income generated from the Sterling and Crown properties.
Operating cash flow of $(11.8) million in the first quarter was impacted by unfavorable changes in working capital, primarily due to an inventory adjustment at Silvertip. Excluding these changes, first quarter operating cash flow was $21.5 million1.
First quarter capital expenditures totaled $27.4 million, compared to $17.8 million in the fourth quarter 2018. Higher capital expenditures were driven primarily by higher investment levels at Palmarejo, Rochester and Silvertip. Sustaining and development capital expenditures accounted for approximately 79% and 21%, respectively, of the Company’s capital expenditures in the first quarter.
On April 30, 2019, the Company amended its credit agreement with respect to its senior secured revolving credit facility. The amended terms of the credit agreement provide the Company with additional financial flexibility during the remainder of 2019 while ramp-up activities continue at Silvertip and anticipated production levels increase across the Company’s portfolio during the second half of the year.

Operations
First quarter 2019 highlights for each of the Company’s operations are provided below.
Palmarejo, Mexico

(Dollars in millions, except per ounce amounts)	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Tons milled	378,987	378,389	300,116	344,073	359,893
Average gold grade (oz/t)	0.07	0.08	0.10	0.11	0.10
Average silver grade (oz/t)	4.64	5.96	6.26	6.86	6.88
Average recovery rate – Au	83.4%	97.6%	88.8%	89.9%	80.4%
Average recovery rate – Ag	72.8%	84.0%	82.2%	87.5%	81.4%
Gold ounces produced	23,205	31,239	27,885	33,702	29,896
Silver ounces produced (000’s)	1,278	1,893	1,544	2,066	2,013
Gold ounces sold	27,394	23,667	29,830	31,207	30,888
Silver ounces sold (000’s)	1,405	1,534	1,572	2,092	2,031
Average realized price per gold ounce	$1,154	$1,148	$1,082	$1,162	$1,168
Average realized price per silver ounce	$15.39	$14.57	$14.75	$16.49	$16.73
Metal sales	$53.2	$49.6	$55.5	$70.7	$70.0
Costs applicable to sales	$33.2	$27.1	$31.6	$30.3	$31.1
Adjusted CAS per AuOz[1]	$713	$624	$615	$497	$519
Adjusted CAS per AgOz[1]	$9.66	$7.92	$8.39	$7.05	$7.43
Exploration expense	$1.0	$0.1	$3.2	$3.2	$4.0
Cash flow from operating activities	$5.9	$13.3	$8.6	$1.3	$27.3
Sustaining capital expenditures (excludes capital lease payments)	$6.0	$3.6	$2.0	$9.5	$9.3
Development capital expenditures	$2.7	$2.3	$2.7	$—	$—
Total capital expenditures	$8.7	$5.9	$4.7	$9.5	$9.3
Free cash flow[1]	$(2.8)	$7.4	$3.9	$(8.2)	$18.0

•
First quarter gold and silver production decreased 26% and 32%, respectively, to 23,205 and 1.3 million ounces compared to the prior quarter. Year-over-year, gold and silver production decreased 22% and 37%, respectively

•	Lower production levels were primarily driven by temporarily lower grades and recoveries due to mine sequencing and are expected to increase in subsequent quarters

•
First quarter adjusted CAS[1] for gold and silver on a co-product basis increased 14% and 22% to $713 and $9.66 per ounce, respectively, compared to the prior quarter. These increases were due to lower quarterly production levels, but remained within full-year guidance ranges

•
Free cash flow[1] of $(2.8) million during the first quarter was driven by lower operating cash flow from lower production levels and by higher capital expenditures. Capital expenditures were focused on mine development, including at the La Nación deposit, and on infrastructure projects, including the new thickener

•
Underground development at the La Nación deposit, located between the Independencia and Guadalupe underground mines, remains on-schedule. Production is expected to commence in the second half of 2019, adding approximately 400 tons per day (“tpd”) of additional mill feed

•
Installation of the new thickener at a cost of approximately $4.5 million remains on-budget and on-schedule for completion during the third quarter. The project is expected to increase gold and silver recovery rates by approximately 2% each and have an estimated one-year payback

•	Full-year 2019 production guidance remains unchanged at 95,000 - 105,000 ounces of gold and 6.5 - 7.2 million ounces of silver

•
Guidance for CAS and capital expenditures also remains unchanged. CAS are expected to be $650 - $750 per gold ounce and $9.00 - $10.00 per silver ounce. Capital expenditures are expected to be approximately $40 - $45 million

Rochester, Nevada

(Dollars in millions, except per ounce amounts)	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Ore tons placed	2,667,559	3,674,566	4,061,082	4,083,028	4,351,131
Average silver grade (oz/t)	0.46	0.46	0.52	0.53	0.54
Average gold grade (oz/t)	0.003	0.004	0.004	0.004	0.003
Silver ounces produced (000’s)	960	1,466	1,290	1,125	1,157
Gold ounces produced	8,256	15,926	14,702	12,273	11,487
Silver ounces sold (000’s)	1,000	1,391	1,248	1,097	1,119
Gold ounces sold	8,511	15,339	14,257	12,030	11,163
Average realized price per silver ounce	$15.31	$14.53	$14.70	$16.47	$16.66
Average realized price per gold ounce	$1,299	$1,234	$1,204	$1,297	$1,331
Metal sales	$26.4	$39.1	$35.5	$33.7	$33.5
Costs applicable to sales	$22.5	$29.4	$27.5	$24.5	$24.3
Adjusted CAS per AgOz[1]	$12.83	$10.79	$11.35	$11.89	$11.85
Adjusted CAS per AuOz[1]	$1,092	$917	$929	$936	$947
Exploration expense	$0.1	—	$0.1	$0.2	$—
Cash flow from operating activities	$(1.0)	$17.9	$5.7	$6.0	$3.4
Sustaining capital expenditures (excludes capital lease payments)	$1.8	$7.1	$2.7	$0.4	$0.5
Development capital expenditures	$2.8	$(4.1)	$0.9	$0.3	$2.1
Total capital expenditures	$4.6	$3.0	$3.6	$0.7	$2.6
Free cash flow[1]	$(5.6)	$14.9	$2.1	$5.3	$0.8

•
First quarter silver and gold production decreased 35% and 48%, respectively, to 1.0 million and 8,256 ounces compared to the prior quarter. Year-over-year, silver and gold production decreased 17% and 28%, respectively

•
Lower production was driven by lower ore placement rates due to abnormally high snowfall levels, which had a comparatively larger impact on gold production. Silver production was partially offset by higher residual leaching rates from the Stage III leach pad

•
First quarter adjusted CAS[1] for silver and gold on a co-product basis each increased 19% to $12.83 and $1,092 per ounce, respectively, quarter-over-quarter. The increases were primarily due to comparatively lower production levels during the quarter, but were within full-year guidance ranges

•
Free cash flow[1] of $(5.6) million was driven by lower operating cash flow due to lower production levels and by higher capital expenditures, which were primarily related to the installation of the HPGR unit and new secondary crusher

•
Installation of the HPGR unit remains on-budget and on-schedule with commissioning activities underway in May. Crushing rates and silver recoveries are anticipated to increase beginning mid-year with full ramp-up expected during the third quarter

•
The Company is maintaining full-year 2019 production guidance of 4.2 - 5.0 million ounces of silver and 40,000 - 50,000 ounces of gold; installation of the HPGR unit and the new secondary crusher is expected to result in higher production during the second half of the year compared to the first half

•	CAS in 2019 are also unchanged and expected to be $12.50 - $13.50 per silver ounce and $1,000 - $1,100 per gold ounce

•
The Company is maintaining its guidance for capital expenditures, which are expected to be approximately $17 - $20 million, including approximately $12 - $15 million associated with the HPGR unit and new secondary crusher

Kensington, Alaska

(Dollars in millions, except per ounce amounts)	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Tons milled	164,332	149,998	163,603	168,751	158,706
Average gold grade (oz/t)	0.20	0.21	0.17	0.16	0.17
Average recovery rate	90.2%	91.1%	90.4%	92.6%	94.0%
Gold ounces produced	29,973	28,421	25,515	25,570	26,064
Gold ounces sold	31,335	24,979	25,648	28,165	27,763
Average realized price per gold ounce, gross	$1,301	$1,267	$1,195	$1,305	$1,337
Treatment and refining charges per gold ounce	$15	$21	$34	$36	$30
Average realized price per gold ounce, net	$1,286	$1,246	$1,161	$1,269	$1,307
Metal sales	$40.3	$31.1	$29.8	$35.7	$36.3
Costs applicable to sales	$32.2	$21.4	$28.2	$34.2	$28.6
Adjusted CAS per AuOz[1]	$990	$843	$1,091	$1,196	$1,010
Exploration expense	$0.5	$1.3	$1.6	$1.4	$1.6
Cash flow from operating activities	$6.2	$7.9	$(0.4)	$3.2	$4.6
Sustaining capital expenditures (excludes capital lease payments)	$9.4	$9.8	$9.7	$9.2	$8.5
Development capital expenditures	$—	$0.8	$2.3	$1.5	$2.9
Total capital expenditures	$9.4	$10.6	$12.0	$10.7	$11.4
Free cash flow[1]	$(3.2)	$(2.7)	$(12.4)	$(7.5)	$(6.8)

•	Commercial production at Jualin was declared on December 1, 2018. The figures shown in the table above exclude pre-commercial production

•
First quarter gold production of 29,973 ounces represented a 5% increase quarter-over-quarter and a 15% increase compared to the same period the prior year. Mining activities at Jualin shifted focus from ore development to full production, allowing for longhole stope production at Jualin in future quarters

•
Ore from Jualin accounted for approximately 10% of Kensington’s gold production during the quarter and had an average grade of 0.41 oz/t. Jualin is expected to account for approximately 20% of Kensington’s total production in 2019

•	Adjusted CAS[1] for the first quarter increased 17% to $990 per gold ounce compared to the prior quarter. The quarterly increase was driven by higher mining and employee-related expenses

•
Free cash flow[1] of $(3.2) million was driven by lower operating cash flow, partially offset by lower capital expenditures. Capital expenditures were largely attributable to underground development and capitalized infill drilling

•	Full-year 2019 production guidance remains unchanged at 117,000 - 130,000 ounces of gold

•	Full-year CAS and capital expenditures are also unchanged. CAS are expected to be $950 - $1,050 per ounce; capital expenditures are expected to be $20 - $25 million

Wharf, South Dakota

(Dollars in millions, except per ounce amounts)	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Ore tons placed	1,090,510	1,644,168	1,127,391	1,075,820	1,076,395
Average gold grade (oz/t)	0.020	0.020	0.023	0.023	0.022
Gold ounces produced	16,902	16,960	19,437	22,507	17,936
Silver ounces produced (000’s)	13	13	13	13	12
Gold ounces sold	18,086	15,306	19,874	23,053	17,339
Silver ounces sold (000’s)	14	11	12	14	11
Average realized price per gold ounce	$1,317	$1,247	$1,198	$1,285	$1,341
Metal sales	$24.0	$19.3	$24.0	$29.8	$23.4
Costs applicable to sales	$17.4	$14.6	$18.0	$19.3	$15.3
Adjusted CAS per AuOz[1]	$949	$939	$895	$822	$868
Exploration expense	$—	—	$0.1	$—	$—
Cash flow from operating activities	$4.2	$(1.9)	$3.7	$11.5	$(1.4)
Sustaining capital expenditures (excludes capital lease payments)	$0.4	$0.7	$1.2	$1.2	$0.3
Development capital expenditures	$—	$—	$—	$—	$—
Total capital expenditures	$0.4	0.7	$1.2	$1.2	$0.3
Free cash flow[1]	$3.8	$(2.6)	$2.5	$10.3	$(1.7)

•	Gold production remained relatively flat quarter-over-quarter at 16,902 ounces in the first quarter and decreased 6% year-over-year

•	Production levels reflected the impact of lower grade tons placed in the prior quarter. Production was above target and is expected to increase throughout the remainder of the year

•	Adjusted CAS on a by-product basis were relatively flat quarter-over-quarter and remained within the full-year guidance range of $850 - $950 per ounce

•	Free cash flow[1] of $3.8 million was driven by higher operating cash flow and lower capital expenditures

•	Since acquiring the operation in February 2015 for $99 million, Wharf has generated $139.5 million of free cash flow[1]

•	The Company is maintaining full-year 2019 production guidance of 82,000 - 87,000 ounces of gold

•
Coeur is also maintaining its full-year 2019 guidance for CAS and capital expenditures. CAS are expected to be $850 - $950 per ounce and capital expenditures are expected to be approximately $3 - $5 million

Silvertip, British Columbia

(Dollars in millions, except per ounce and per pound amounts)	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Tons milled	62,051	38,802	10,652	—	—
Average silver grade (oz/t)	5.50	6.06	6.66	—	—
Average zinc grade (%)	5.9%	5.8%	8.0%	—%	—%
Average lead grade (%)	3.7%	3.9%	4.3%	—%	—%
Average recovery rate – Ag	69.9%	60.5%	56.3%	—%	—%
Average recovery rate – Zn	50.5%	69.1%	64.5%	—%	—%
Average recovery rate – Pb	66.8%	54.7%	45.1%	—%	—%
Silver ounces produced (000's)	239	142	40	—	—
Zinc pounds produced (000's)	3,719	3,082	1,099	—	—
Lead pounds produced (000's)	3,077	1,659	413	—	—
Silver ounces sold (000's)	215	124	99	—	—
Zinc pounds sold (000's)	4,723	2,604	1,772	—	—
Lead pounds sold (000's)	2,748	1,419	1,230	—	—
Average realized price per silver ounce, gross	$14.98	$15.54	$14.62	$—	$—
Treatment and refining charges per silver ounce	$1.24	$1.38	$3.34	$—	$—
Average realized price per silver ounce, net	$13.74	$14.16	$11.28	$—	$—
Average realized price per zinc pound, gross	$1.50	$1.07	$1.20	$—	$—
Treatment and refining charges per zinc pound	$0.31	$0.24	$0.27	$—	$—
Average realized price per zinc pound, net	$1.19	$0.83	$0.93	$—	$—
Average realized price per lead pound, gross	$0.92	$0.87	$0.97	$—	$—
Treatment and refining charges per lead pound	$0.06	$0.07	$0.07	$—	$—
Average realized price per lead pound, net	$0.86	$0.80	$0.90	$—	$—
Metal sales	$10.9	$4.8	$4.1	$—	$—
Costs applicable to sales	$26.4	$24.1	$11.5	$—	$—
Adjusted CAS per AgOz[1]	$13.73	$17.68	$9.86	$—	$—
Adjusted CAS per ZnLb[1]	$1.18	$0.95	$0.64	$—	$—
Adjusted CAS per PbLb[1]	$0.88	$1.02	$0.55	$—	$—
Exploration expense	$0.1	$0.3	$2.3	$0.1	$—
Cash flow from operating activities	$(13.9)	$(34.1)	$(6.8)	$—	$—
Sustaining capital expenditures (excludes capital lease payments)	$4.1	$8.2	$0.4	$—	$—
Development capital expenditures	$—	$(10.8)	$17.5	$19.0	$18.6
Total capital expenditures	$4.1	$(2.6)	$17.9	$19.0	$18.6
Free cash flow[1]	$(18.0)	$(31.5)	$(24.7)	$(19.0)	$(18.6)

•	Silvertip achieved commercial production on September 1, 2018. The operating and financial metrics shown in the table above exclude pre-commercial production

•
First quarter silver, zinc and lead production increased 68%, 21% and 85%, respectively, to 0.2 million ounces of silver, 3.7 million pounds of zinc and 3.1 million pounds of lead compared to the prior quarter

•
Higher production was driven by higher tons milled, which increased 60% quarter-over-quarter. The mill exceeded 1,100 tpd (1,000 metric tonnes per day (“mtpd”)) intermittently in March and averaged approximately 843 tpd (765 mtpd), excluding two days of scheduled maintenance

•	Average head grades, recovery rates and concentrate grades are expected to continue trending higher as mill availability improves and newly-mined higher grade material is processed

•
First quarter adjusted CAS on a co-product basis were $13.73 per silver ounce, $1.18 per payable zinc pound and $0.88 per payable lead pound, compared to $17.68, $0.95 and $1.02, respectively, in the prior quarter

•	Free cash flow[1] of $(18.0) million was primarily driven by higher operating cash flow, compared to the prior quarter

•	The permit amendment application to operate at a year-round mining and milling rate of 1,100 tpd (1,000 mtpd) is expected to be received late in the current quarter

•	The new 220-person camp facility was completed and opened to employees in early March 2019

•	Full-year 2019 production guidance is unchanged at 1.5 - 2.5 million ounces of silver, 25 - 40 million pounds of zinc and 20 - 35 million pounds of lead

•
Full-year 2019 guidance ranges for CAS and capital expenditures are also unchanged. CAS are expected to be $14.00 - $16.00 per ounce of silver, $1.00 - $1.25 per pound of zinc and $0.85 - $1.05 per pound of lead; capital expenditures are expected to total $20 - $25 million

Exploration
During the first quarter, Coeur’s exploration activities focused on resource expansion and infill drilling at Palmarejo and Kensington as well as the Sterling and Crown projects, which were acquired in October 2018 as part of the acquisition of Northern Empire. The drill programs at Rochester and Silvertip are scheduled to resume in the second quarter. During the first quarter, the Company completed 27,724 feet (8,450 meters) of resource expansion drilling, a decrease of approximately 36% quarter-over-quarter. During the quarter, Coeur also completed 62,402 feet (19,020 meters) of resource infill drilling, an increase of approximately 72% quarter-over-quarter.
Total feet drilled during the first quarter was approximately 13% higher compared to the prior period, reflecting Coeur’s continued commitment to its success-based exploration program. For the first quarter, expensed resource expansion drilling and capitalized infill drilling were $3.7 million and $2.9 million, respectively, compared to $4.1 million and $1.5 million during the fourth quarter 2018.
At Palmarejo, up to seven surface and underground core rigs were active during the first quarter. Drilling activities were focused on the La Nación, Guadalupe, Los Bancos, Zapata and Valentina veins. Expansion drilling delineated a potential new zone of silver-gold mineralization at Valentina, which is located 5,250 feet (1,600 meters) west of Guadalupe. Similarly, expansion drilling has extended the Zapata vein northwest towards Valentina, such that there is a 2,950-foot (900-meter) gap where no drilling exists between the two drill stations. The Company plans to utilize two drills to focus on expansion drilling to explore this zone in the second quarter. Infill drilling during the quarter focused on the La Nación and Guadalupe veins.
At Kensington, three underground core drill rigs were active at the Kensington Main Zone 30, Lower Raven and Elmira. Exploration efforts in these zones were focused on capitalized resource infill drilling.
At the Sterling and Crown exploration properties located in southern Nevada, one reverse circulation rig was active during the first quarter. Exploration activities were initially focused on both infill and expansion drilling at the Sterling property. In March, the rig was moved to focus on expansion drilling at the South Daisy resource, which is contained in the Crown Block. Surface exploration mapping and sampling at the Crown Block has resulted in two new drill targets. As a result of this newly sampled area, new drill pads are being permitted for testing in the second quarter. Drilling is planned to continue with one rig focused on the Daisy and SNA deposits in the Crown Block until the third quarter. Coeur expects to add additional rigs at the Crown Block later in the year.

2019 Production Guidance

	Gold	Silver	Zinc	Lead
	(oz)	(K oz)	(K lbs)	(K lbs)
Palmarejo	95,000 - 105,000	6,500 - 7,200	—	—
Rochester	40,000 - 50,000	4,200 - 5,000	—	—
Kensington	117,000 - 130,000	—	—	—
Wharf	82,000 - 87,000	—	—	—
Silvertip	—	1,500 - 2,500	25,000 - 40,000	20,000 - 35,000
Total	334,000 - 372,000	12,200 - 14,700	25,000 - 40,000	20,000 - 35,000

2019 Costs Applicable to Sales Guidance

	Gold	Silver	Zinc	Lead
	($/oz)	($/oz)	($/lb)	($/lb)
Palmarejo (co-product)	$650 - $750	$9.00 - $10.00	—	—
Rochester (co-product)	$1,000 - $1,100	$12.50 - $13.50	—	—
Kensington	$950 - $1,050	—	—	—
Wharf (by-product)	$850 - $950	—	—	—
Silvertip (co-product)	—	$14.00 - $16.00	$1.00 - $1.25	$0.85 - $1.05

2019 Capital, Exploration and G&A Guidance

($M)
Capital Expenditures, Sustaining	$70 - $80
Capital Expenditures, Development	$30 - $40
Exploration, Expensed	$18 - $22
Exploration, Capitalized	$8 - $12
General & Administrative Expenses	$32 - $36

Note: The Company’s guidance figures assume $1,275/oz gold, $15.50/oz silver, $1.15/lb zinc and $0.95/lb lead as well as CAD of 1.30 and MXN of 20.00.

Financial Results and Conference Call
Coeur will host a conference call to discuss its first quarter financial results on May 2, 2019 at 11:00 a.m. Eastern Time.

Dial-In Numbers:        (855) 560-2581 (U.S.)
(855) 669-9657 (Canada)
(412) 542-4166 (International)
Conference ID:        Coeur Mining

Hosting the call will be Mitchell J. Krebs, President and Chief Executive Officer of Coeur, who will be joined by Thomas S. Whelan, Senior Vice President and Chief Financial Officer, Terry F. D. Smith, Senior Vice President of Operations, Hans J. Rasmussen, Senior Vice President of Exploration, and other members of management. A replay of the call will be available through May 16, 2019.

Replay numbers:        (877) 344-7529 (U.S.)
(855) 669-9658 (Canada)
(412) 317-0088 (International)
Conference ID:        101 29 527

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with five wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, the Wharf gold mine in South Dakota, and the Silvertip silver-zinc-lead mine in British Columbia. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding anticipated production, costs, capital expenditures, recovery rates, exploration expenditures, expenses, cash flow, expectations regarding Silvertip, including but not limited to timing of receipt of permits, grades, exploration and development efforts, the timing and impact of installation of HPGR units at Rochester, and operations at Palmarejo, Rochester, Wharf, Kensington and Silvertip. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that Silvertip will not obtain necessary permits on the expected timeline or at all, the risk that HPGR units will not be installed at Rochester on a timely basis or the anticipated benefits thereof will not be achieved, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), changes in the market prices of gold, silver, zinc and lead and a sustained lower price environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays (including the impact of government shutdowns), ground conditions, grade variability, any future labor disputes or work stoppages, the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of any third-party smelter to which Coeur markets its production, the effects of environmental and other governmental regulations, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent reports on Form 10-K and Form 10-Q. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities.

Christopher Pascoe, Coeur’s Director, Technical Services and a qualified person under Canadian National Instrument 43-101, approved the scientific and technical information concerning Coeur’s mineral projects in this news release. For a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources, as well as data verification procedures and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors, Canadian investors should refer to the Technical Reports for each of Coeur’s properties as filed on SEDAR at www.sedar.com.

Non-U.S. GAAP Measures
We supplement the reporting of our financial information determined under United States generally accepted accounting principles (U.S. GAAP) with certain non-U.S. GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow excluding changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (zinc or lead). We believe that these adjusted measures provide meaningful information to assist management, investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted net income (loss), operating cash flow excluding changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) and pound (zinc and lead) are important measures in assessing the Company’s overall financial performance. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Form 10-K for the year ended December 31, 2018.

Notes

1.
EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income (loss), operating cash flow excluding changes in working capital and adjusted costs applicable to sales per ounce (gold and silver) or pound (lead and zinc) are non-GAAP measures. Please see tables in the Appendix for the reconciliation to U.S. GAAP. Free cash flow is defined as cash flow from operating activities less capital expenditures and gold production royalty payments. Please see table in Appendix for the calculation of consolidated free cash flow.

2. Includes capital leases. Net of debt issuance costs and premium received.

Average Spot Prices

	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Average Silver Spot Price Per Ounce	$15.57	$14.54	$15.02	$16.53	$16.77
Average Gold Spot Price Per Ounce	$1,304	$1,226	$1,213	$1,306	$1,329
Average Zinc Spot Price Per Pound	$1.23	$1.19	$1.15	$1.41	$1.55
Average Lead Spot Price Per Pound	$0.92	$0.89	$0.95	$1.08	$1.14

For Additional Information
Coeur Mining, Inc.
104 S. Michigan Avenue, Suite 900
Chicago, IL 60603
Attention: Paul DePartout, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2019 (unaudited)	December 31, 2018
ASSETS	In thousands, except share data
CURRENT ASSETS
Cash and cash equivalents	$69,033	$115,081
Receivables	33,530	29,744
Inventory	60,653	66,279
Ore on leach pads	74,517	75,122
Restricted assets	—	—
Prepaid expenses and other	13,681	11,393
	251,414	297,619
NON-CURRENT ASSETS
Property, plant and equipment, net	299,756	298,451
Mining properties, net	962,058	971,567
Ore on leach pads	72,633	66,964
Restricted assets	10,444	12,133
Equity and debt securities	25,875	17,806
Receivables	31,571	31,151
Other	77,614	16,809
TOTAL ASSETS	$1,731,365	$1,712,500
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$51,777	$47,210
Accrued liabilities and other	102,136	82,619
Debt	24,520	24,937
Reclamation	6,552	6,552
Deferred tax liabilities	—	—
	184,985	161,318
NON-CURRENT LIABILITIES
Debt	432,269	433,889
Reclamation	131,275	128,994
Deferred tax liabilities	70,811	79,070
Other long-term liabilities	79,690	56,717
	714,045	698,670
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Common stock, par value $0.01 per share; authorized 300,000,000 shares, 205,111,221 issued and outstanding at March 31, 2019 and 203,310,443 at December 31, 2018	2,051	2,033
Additional paid-in capital	3,442,029	3,443,082
Accumulated other comprehensive income (loss)	—	(59)
Accumulated deficit	(2,611,745)	(2,592,544)
	832,335	852,512
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,731,365	$1,712,500

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

	Three Months Ended March 31,
	2019	2018
	In thousands, except share data
Revenue	$154,870	$163,267
COSTS AND EXPENSES
Costs applicable to sales(1)	131,650	99,340
Amortization	41,876	30,777
General and administrative	9,474	8,804
Exploration	3,714	6,683
Write-downs	—	—
Pre-development, reclamation, and other	4,434	4,225
Total costs and expenses	191,148	149,829
OTHER INCOME (EXPENSE), NET
Loss on debt extinguishment	—	—
Fair value adjustments, net	9,120	4,654
Interest expense, net of capitalized interest	(6,454)	(5,965)
Other, net	60	513
Total other income (expense), net	2,726	(798)
Income (loss) before income and mining taxes	(33,552)	12,640
Income and mining tax (expense) benefit	8,658	(11,949)
Income (loss) from continuing operations	$(24,894)	$691
Income (loss) from discontinued operations	5,693	550
NET INCOME (LOSS)	$(19,201)	$1,241
OTHER COMPREHENSIVE INCOME (LOSS), net of tax:
Unrealized gain (loss) on debt and equity securities	59	(278)
Reclassification adjustments for impairment of equity securities	—	—
Reclassification adjustments for realized (gain) loss on sale of equity securities	—	—
Other comprehensive income (loss)	59	(278)
COMPREHENSIVE INCOME (LOSS)	$(19,142)	$963

NET INCOME (LOSS) PER SHARE
Basic income (loss) per share:
Net income (loss) from continuing operations	$(0.12)	$0.00
Net income (loss) from discontinued operations	0.03	0.00
Basic(2)	$(0.09)	$0.00
Diluted income (loss) per share:
Net income (loss) from continuing operations	$(0.12)	$0.00
Net income (loss) from discontinued operations	0.03	0.00
Diluted(2)	$(0.09)	$0.00
(1) Excludes amortization.
(2) Due to rounding, the sum of net income per share from continuing operations and discontinued operations may not equal net income per share.

COEUR MINING, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Three Months Ended March 31,
	2019	2018
	In thousands
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(19,201)	$1,241
(Income) loss from discontinued operations	(5,693)	(550)
Adjustments:
Amortization	41,876	30,777
Accretion	2,943	3,318
Deferred taxes	(8,259)	454
Fair value adjustments, net	(9,120)	(4,654)
Stock-based compensation	2,223	2,786
Inventory write-downs	15,447	—
Other	1,250	68
Changes in operating assets and liabilities:
Receivables	(5,735)	(1,691)
Prepaid expenses and other current assets	(2,684)	(5,635)
Inventory and ore on leach pads	(18,821)	(8,708)
Accounts payable and accrued liabilities	(6,072)	(1,865)
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES OF CONTINUING OPERATIONS	(11,846)	15,541
CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES OF DISCONTINUED OPERATIONS	—	(2,690)
CASH PROVIDED BY OPERATING ACTIVITIES	(11,846)	12,851
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(27,438)	(42,345)
Proceeds from the sale of assets	847	60
Purchase of investments	—	(361)
Sale of investments	1,168	1,619
Other	1,741	(65)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES OF CONTINUING OPERATIONS	(23,682)	(41,092)
CASH USED IN INVESTING ACTIVITIES OF DISCONTINUED OPERATIONS	—	(28,470)
CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	(23,682)	(69,562)
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of notes and bank borrowings, net of issuance costs	15,000	15,000
Payments on debt, finance leases, and associated costs	(22,356)	(18,449)
Other	(3,364)	(4,606)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES OF CONTINUING OPERATIONS	(10,720)	(8,055)
CASH USED IN FINANCING ACTIVITIES OF DISCONTINUED OPERATIONS	—	(22)
CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(10,720)	(8,077)
Effect of exchange rate changes on cash and cash equivalents	201	557
INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(46,047)	(64,231)
Less net cash provided by (used in) discontinued operations(1)	—	(32,930)
	(46,047)	(31,301)
Cash, cash equivalents and restricted cash at beginning of period	118,069	203,402
Cash, cash equivalents and restricted cash at end of period	$72,022	$172,101
(1) Less net cash provided by (used in) discontinued operations includes the following cash transactions: net subsidiary payments to parent company of $1,748, during the three months ended March 31, 2018.

Adjusted EBITDA Reconciliation

(Dollars in thousands except per share amounts)	LTM 1Q 2019	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Net income (loss)	$(68,847)	$(19,201)	$468	$(53,044)	$2,930	$1,241
(Income) loss from discontinued operations, net of tax	(5,693)	(5,693)	—	—	—	(550)
Interest expense, net of capitalized interest	24,853	6,454	6,563	5,818	6,018	5,965
Income tax provision (benefit)	(37,387)	(8,658)	(36,231)	3,785	3,717	11,949
Amortization	139,572	41,876	37,053	31,184	29,459	30,777
EBITDA	52,498	14,778	7,853	(12,257)	42,124	49,382
Fair value adjustments, net	(8,104)	(9,120)	(731)	(715)	2,462	(4,654)
Foreign exchange (gain) loss	9,064	665	1,986	3,104	3,309	670
(Gain) loss on sale of assets and securities	(312)	(52)	298	28	(586)	241
Mexico inflation adjustment	(1,939)	—	—	—	(1,939)	—
Transaction costs	5	—	(1,044)	1,049	—	—
Interest income on notes receivables	(1,708)	(180)	(327)	(628)	(573)	(248)
Manquiri sale consideration write-down	18,599	—	—	18,599	—	—
Silvertip start-up write-down	42,167	15,447	17,974	8,746	—	—
Rochester In-Pit crusher write-down	3,441	—	—	3,441	—	—
Receivable write-down	6,536	—	6,536	—	—	—
Asset retirement obligation accretion	11,390	2,943	2,747	2,883	2,817	2,669
Inventory adjustments and write-downs	3,720	1,623	858	421	817	1,126
Adjusted EBITDA	$135,357	$26,104	$36,150	$24,671	$48,431	$49,186
Revenue	$617,507	$154,870	143,855	$148,795	$169,987	$163,267
Adjusted EBITDA Margin	22%	17%	25%	17%	28%	30%

Adjusted Net Income (Loss) Reconciliation

(Dollars in thousands except per share amounts)	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Net income (loss)	$(19,201)	$468	$(53,044)	$2,930	$1,241
(Income) loss from discontinued operations, net of tax	(5,693)	—	—	—	(550)
Fair value adjustments, net	(9,120)	(731)	(715)	2,462	(4,654)
(Gain) loss on sale of assets and securities	(52)	326	—	(586)	241
Gain on repurchase of Rochester royalty	—	(28)	28	—	—
Mexico inflation adjustment	—	—	—	(1,939)	—
Transaction costs	—	(1,044)	1,049	—	—
Interest income on notes receivables	(180)	(327)	(628)	(573)	(248)
Manquiri sale consideration write-down	—	—	18,599	—	—
Silvertip start-up write-down	15,447	17,974	8,746	—	—
Rochester In-Pit crusher write-down	—	—	3,441	—	—
Receivable write-down	—	6,536	—	—	—
Foreign exchange loss (gain)	1,256	(530)	6,062	(1,233)	4,312
Tax effect of adjustments(1)	(5,415)	(6,559)	(3,191)	—	—
Adjusted net income (loss)	$(22,958)	$16,085	$(19,653)	$1,061	$342

Adjusted net income (loss) per share - Basic	$(0.11)	$0.08	$(0.11)	$0.01	$0.00
Adjusted net income (loss) per share - Diluted	$(0.11)	$0.08	$(0.11)	$0.01	$0.00

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Cash flow from continuing operations	$(11,846)	$72	$5,789	$(1,294)	$15,541
Capital expenditures from continuing operations	27,438	17,805	39,472	41,165	42,345
Free cash flow	(39,284)	(17,733)	(33,683)	(42,459)	(26,804)

Cash Flow Before Changes in Working Capital Reconciliation

(Dollars in thousands)	1Q 2019	4Q 2018	3Q 2018	2Q 2018	1Q 2018
Cash flow before changes in operating assets and liabilities	$21,466	$24,481	$12,933	$41,496	$33,440
Receivables	(5,735)	7,249	(5,930)	(8,888)	(1,691)
Prepaid expenses and other	(2,684)	1,008	1,377	8,126	(5,635)
Inventories	(18,821)	(24,858)	(8,156)	(2,766)	(8,708)
Accounts payable and accrued liabilities	(6,072)	(7,808)	5,565	(39,262)	(1,865)
Cash provided by (used in) continuing operating activities	(11,846)	72	5,789	(1,294)	15,541

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2019

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,772	$26,491	$43,902	$20,073	$34,811	$173,049
Amortization	(14,528)	(4,037)	(11,727)	(2,681)	(8,426)	(41,399)
Costs applicable to sales	$33,244	$22,454	$32,175	$17,392	$26,385	$131,650
Inventory Adjustments	(141)	(323)	(1,164)	(5)	(15,447)	(17,080)
By-product credit	—	—	—	(217)	—	(217)
Adjusted costs applicable to sales	$33,103	$22,131	$31,011	$17,170	$10,938	$114,353

Metal Sales
Gold ounces	27,394	8,511	31,335	18,086		85,326
Silver ounces	1,405,409	1,000,453	—	14,052	215,101	2,635,015
Zinc pounds					4,723,069	4,723,069
Lead pounds					2,747,847	2,747,847

Revenue Split
Gold	59%	42%	100%	100%
Silver	41%	58%			27%
Zinc					51%
Lead					22%

Adjusted costs applicable to sales
Gold ($/oz)	$713	$1,092	$990	$949
Silver ($/oz)	$9.66	$12.83			$13.73
Zinc ($/lb)					$1.18
Lead ($/lb)					$0.88

Reconciliation of Costs Applicable to Sales
for Three Months Ended December 31, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$42,119	$35,365	$30,703	$16,839	$28,246	$153,272
Amortization	(14,992)	(5,992)	(9,437)	(2,184)	(4,161)	(36,766)
Costs applicable to sales	$27,127	$29,373	$21,266	$14,655	$24,085	$116,506
Inventory Adjustments	(205)	(312)	(220)	(121)	(17,974)	(18,832)
By-product credit	—	—	—	(166)	—	(166)
Adjusted costs applicable to sales	$26,922	$29,061	$21,046	$14,368	$6,111	$97,508

Metal Sales
Gold ounces	23,667	15,338	24,979	15,306		79,290
Silver ounces	1,534,595	1,389,916	—	10,932	124,144	3,059,587
Zinc pounds					2,603,972	2,603,972
Lead pounds					1,418,653	1,418,653

Revenue Split
Gold	55%	48%	100%	100%
Silver	45%	52%			36%
Zinc					40%
Lead					24%

Adjusted costs applicable to sales
Gold ($/oz)	$624	$917	$843	$939
Silver ($/oz)	$7.92	$10.79			$17.68
Zinc ($/lb)					$0.95
Lead ($/lb)					$1.02

Reconciliation of Costs Applicable to Sales
for Three Months Ended September 30, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$46,349	$32,842	$35,153	$20,856	$12,609	$147,809
Amortization	(14,795)	(5,294)	(6,912)	(2,878)	(1,073)	(30,952)
Costs applicable to sales	$31,554	$27,548	$28,241	$17,978	$11,536	$116,857
Inventory Adjustments	(16)	(136)	(265)	(4)	(8,746)	(9,167)
By-product credit	—	—	—	(177)	—	(177)
Adjusted costs applicable to sales	$31,538	$27,412	$27,976	$17,797	$2,790	$107,513

Metal Sales
Gold ounces	29,831	14,257	25,648	19,874		89,610
Silver ounces	1,572,093	1,248,163	—	12,426	98,831	2,931,513
Zinc pounds					1,772,023	1,772,023
Lead pounds					1,230,266	1,230,266

Revenue Split
Gold	58%	48%	100%	100%
Silver	42%	52%			35%
Zinc					41%
Lead					24%

Adjusted costs applicable to sales
Gold ($/oz)	$615	$929	$1,091	$895
Silver ($/oz)	$8.39	$11.35			$9.86
Zinc ($/lb)					$0.64
Lead ($/lb)					$0.55

Reconciliation of Costs Applicable to Sales
for Three Months Ended June 30, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$44,944	$29,243	$40,668	$22,611	$—	$137,466
Amortization	(14,633)	(4,793)	(6,441)	(3,353)	—	(29,220)
Costs applicable to sales	$30,311	$24,450	$34,227	$19,258	$—	$108,246
Inventory Adjustments	(41)	(144)	(551)	(81)	—	(817)
By-product credit	—	—	—	(220)	—	(220)
Adjusted costs applicable to sales	$30,270	$24,306	$33,676	$18,957	$—	$107,209

Metal Sales
Gold ounces	31,207	12,031	28,165	23,053		94,456
Silver ounces	2,091,788	1,097,272	—	13,744	—	3,202,804
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	51%	46%	100%	100%
Silver	49%	54%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$497	$936	$1,196	$822
Silver ($/oz)	$7.05	$11.89			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales
for Three Months Ended March 31, 2018

In thousands except per ounce or per pound amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$47,420	$29,136	$35,347	$17,966	$—	$129,869
Amortization	(16,325)	(4,831)	(6,717)	(2,657)	—	(30,530)
Costs applicable to sales	$31,095	$24,305	$28,630	$15,309	$—	$99,339
Inventory Adjustments	8	(471)	(591)	(72)	—	(1,126)
By-product credit	—	—	—	(183)	—	(183)
Adjusted costs applicable to sales	$31,103	$23,834	$28,039	$15,054	$—	$98,030

Metal Sales
Gold ounces	30,888	11,163	27,763	17,339		87,153
Silver ounces	2,030,703	1,119,227	—	10,983	—	3,160,913
Zinc pounds					—	—
Lead pounds					—	—

Revenue Split
Gold	52%	44%	100%	100%
Silver	48%	56%			—%
Zinc					—%
Lead					—%

Adjusted costs applicable to sales
Gold ($/oz)	$519	$947	$1,010	$868
Silver ($/oz)	$7.43	$11.85			$—
Zinc ($/lb)					$—
Lead ($/lb)					$—

Reconciliation of Costs Applicable to Sales for 2019 Guidance

In thousands except per ounce amounts	Palmarejo	Rochester	Kensington	Wharf	Silvertip	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$196,310	$131,918	$154,285	$90,299	$156,417	$729,229
Amortization	62,808	21,606	36,909	11,583	57,177	190,083
Costs applicable to sales	$133,502	$110,312	$117,376	$78,716	$99,240	$539,146
By-product credit	—	—	—	(1,167)	—	(1,167)
Adjusted costs applicable to sales	$133,502	$110,312	$117,376	$77,549	$99,240	$537,979

Metal Sales
Gold ounces	100,000	45,000	121,000	85,500
Silver ounces	6,850,000	4,800,000		75,000	2,100,000
Zinc pounds					35,000,000
Lead pounds					28,500,000

Revenue Split
Gold	52%	43%	100%	100%	—
Silver	48%	57%	—	—	32%
Zinc	—	—	—	—	40%
Lead	—	—	—	—	28%

Costs applicable to sales per ounce
Gold ($/oz)	$650 - $750	$1,000 - $1,100	$950 - $1,050	$850 - $950	—
Silver ($/oz)	$9.00 - $10.00	$12.50 - $13.50	—	—	$14.00 - $16.00
Zinc ($/lb)	—	—	—	—	$1.00 - $1.25
Lead ($/lb)	—	—	—	—	$0.85 - $1.05